Exhibit 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

May 21, 2020

Chicken Soup for the Soul Entertainment, Inc.
132 E. Putnam Avenue, Floor 2W

 Cos Cob, Connecticut 06807

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale by a Company stockholder (the “Selling Stockholder”), as set forth in the Registration Statement, of an aggregate of 4,000,000 shares of Class A Common Stock (“Crackle Warrant Shares”), underlying Class I, Class II, Class III-A, and Class III-B warrants sold in a private placement (“Crackle Warrants”) by the Selling Stockholder.

In rendering the opinions set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”); (c) the Company’s Bylaws (“Bylaws”); (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. We also have assumed that (i) the Registration Statement shall be effective and comply with all applicable laws at any time the Crackle Warrant Shares are offered or issued as contemplated by the Registration Statement, (ii) all Crackle Warrant Shares will be issued and sold in compliance with the applicable provisions of the Act and the securities or blue sky laws of the various states, as applicable, and in the manner stated in the Registration Statement, (iii)  the number of shares of the Company’s Class A Common Stock (“Class A Common Stock”) to be issued upon exercise of the Crackle Warrants, together with all other shares of Class A Common Stock that are outstanding or reserved for issuance at the time any Crackle Warrant is exercised, shall not exceed the number of such shares of Class A Common Stock authorized under the Company’s Certificate of Incorporation at the time any Crackle Warrant is exercised, (iv) the execution and delivery of the Crackle Warrants and the issuance and sale of Crackle Warrant Shares do not and will not violate or constitute a default or breach under any agreement or instrument binding the Company, any applicable law, rule or regulation, any judicial or regulatory order or decree of any governmental authority, or any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority, and (v) the Crackle Warrant Shares shall have been duly recorded, as applicable, and the certificates representing the Crackle Warrant Shares, if any, shall have been duly authorized, executed, attested, authenticated and/or countersigned, as applicable, and delivered. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Crackle Warrant Shares to be issued by the Company upon exercise of the Crackle Warrants, were duly authorized and, when issued in accordance with the terms of such warrants against payment in full therefor, will be legally issued, fully paid, and non-assessable.

Our opinion that any document constitutes a binding obligation is qualified by reference to (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and (ii) limitations imposed by general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Crackle Warrants of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Crackle Warrants of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any provision in any Crackle Warrant waiving the right to object to venue in any court; (vii) any agreement to submit to the jurisdiction of any Federal court; (viii) any waiver of the right to jury trial or (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

No opinion is expressed herein other than as to the corporate law of the State of Delaware, the laws of the State of New York, and the federal securities law of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER